Exhibit 99.6

September 24, 2018

Niu Technologies

No. 10 Wangjing Street, Building A, 11/F, Chaoyang District

Beijing 100015

People’s Republic of China

Dear Sirs:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Niu Technologies (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

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Sincerely yours,

/s/ Mei-Wei Cheng
Name: Mei-Wei Cheng

Signature Page to Consent of Independent Director